Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Movie Trailer Galaxy, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement (the “Registration Statement”), of our report dated November 29, 2011, relating to the balance sheets of Movie Trailer Galaxy, Inc. as of August 31, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal year ended August 31, 2011, for the period from April 27, 2010 (inception) through August 31, 2010 and for the period from April 27, 2010 (inception) through August 31, 2011 appearing in the Registration Statement.  We also consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 4, 2012